EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS

2019 SECOND QUARTER EARNINGS

New Dragonfly™ G2 system sales supported second quarter revenue growth

WILMINGTON, MASSACHUSETTS (July 30, 2019) – Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of semiconductor process control systems and lithography equipment, as well as process control and yield management software for wafer fabs and advanced packaging facilities, today announced financial results for the 2019 second quarter.

2019 Second Quarter Highlights

•	Revenue of $61.5 million, incrementally higher than first quarter. Revenue increased despite capacity push-outs by two European customers supplying automotive devices.
•	Process control revenue increased 6.5%, partially driven by MetaPULSE® system sales into RF applications.
•

Software revenue increased 4% over the first quarter and constituted 12% of second quarter revenue driven by a fab-wide Discover® software installation at a new automotive customer and add-on defect review software sales to a leading foundry. Other software installations included customers with evolving technologies for the mobility market.

•	New product performance:
o	As previously forecasted, shipments of Dragonfly™ G2 systems exceeded 40% of the 2D/3D inspection tools shipped during the second quarter.
o

Dragonfly G2 tool shipments included four new customers, a mix of competitive wins and new opportunities, for 2D/3D inspection of advanced packaging for mobile wireless packages, automotive modules, and VCSEL (mobile sensors commonly used for facial recognition).

o	New NovusEdge™ system orders exceeding $9 million in the second quarter from repeat customers.
o

Previously announced in the quarter, the first order for Rudolph’s exclusive StepFAST™ Solution for panel-level packaging (FOPLP) production, which includes a repeat order for the JetStep® panel lithography system.

•

Shipments of $12 million of process control systems and software to a major memory manufacturer transitioning high-end DRAM products to advanced packaging using copper pillar and through silicon via technology.

•	Cash flow from operations for the second quarter was $11.4 million.
•	Cash and marketable securities increased to $180 million as of June 30, 2019.

Key Financial Data for the Quarters Ended June 30, 2019,

March 31, 2019, and June 30, 2018

(in thousands, except per share amounts)

US GAAP
	June 2019	March 2019	June 2018
Revenue	$61,511	$60,892	$77,476
Gross profit margin	51.9%	52.6%	53.9%
Operating income	$5,418	$7,608	$16,674
Net income	$5,526	$7,576	$14,697
Net income per diluted share	$0.18	$0.24	$0.45

US NON-GAAP
	June 2019	March 2019	June 2018
Revenue	$61,511	$60,892	$77,476
Gross profit margin	52.0%	52.7%	54.0%
Operating income	$9,942	$10,158	$19,138
Net income	$8,987	$9,551	$16,552
Net income per diluted share	$0.29	$0.31	$0.51

Second Quarter 2019 GAAP Financial Results

Second quarter revenue totaled $61.5 million, an increase of 1% compared with $60.9 million for the first quarter of 2019.  Gross profit margin was 51.9% of revenues in the second quarter of 2019, a slight decrease from 52.6% in the first quarter of 2019.  The decrease in gross profit margin was driven mainly by product mix.

Operating expenses for the second quarter of 2019 totaled $26.5 million, compared to $24.4 million in the first quarter of 2019.  Operating expenses represented 43% of revenue in the 2019 second quarter compared to 40% of revenue in the first quarter of 2019.  The increase in operating expenses over the prior quarter was primarily due to expenses related to our recently announced pending merger with Nanometrics Incorporated.

GAAP net income for the second quarter of 2019 was $5.5 million, or $0.18 per diluted share, compared with net income of $7.6 million, or $0.24 per diluted share, for the 2019 first quarter.  The decrease in GAAP net income over the prior quarter was due to the higher operating expenses, partially offset by a lower tax rate in the quarter.

Second Quarter Non-GAAP Financial Results

Second quarter 2019 non-GAAP net income was $9.0 million, or $0.29 per diluted share detailed in the attached table. First quarter of 2019 non-GAAP net income was $9.6 million, or $0.31 per diluted share. Non-GAAP results exclude merger related expenses, share-based compensation expense and the amortization of intangible assets.

Outlook & Conference Call

On June 24, 2019 Rudolph Technologies, Inc. and Nanometrics Incorporated announced that they had agreed to combine in an all-stock merger of equals transaction. In light of this pending merger transaction, Rudolph will not hold a conference call to discuss its financial results and has discontinued providing guidance until the merger is completed.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial information including non-GAAP gross profit, operating income, net income, and net income per diluted share, as a supplement to the condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing the Company’s financial results to assess operational performance. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods. Further, the Company believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics that the Company uses in making operating decisions and because the Company believes that investors and analysts use them to help assess the health of its business and for comparison to other companies. Non-GAAP results are presented for supplemental informational purposes only for understanding the Company’s operating results. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

The financial statements provided with this release include a reconciliation of the non-GAAP financial measures to those measures reported in accordance with GAAP.

The Company’s non-GAAP financial measures, used in this press release, reflect adjustments based on the following items:

Merger related expenses. These expenses are associated with fees for services of attorneys and financial advisors related to the merger with Nanometrics Incorporated. The Company excludes merger related expenses from its non-GAAP measures primarily because the Company does not believe such expenses are reflective of ongoing operating results and allows management and investors to consider the ongoing operations of the business both with and without such expenses.

Share-based compensation expense.   These expenses relate to employee restricted stock units and employee stock options. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results.

Amortization of intangibles.  The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Net tax provision (benefit) adjustments.  This line item represents the income tax effects of the non-GAAP items.

About Rudolph Technologies

Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices.  Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

For more information, please contact: Investors: Michael Sheaffer Senior Director, Corp. Communications 978.253.6273 Mike.Sheaffer@rudolphtech.com

(Financial tables follow)

RUDOLPH TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	June 30, 2019	December 31, 2018
		(Audited)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$179,850	$175,072
Accounts receivable, net	62,142	64,194
Inventories	106,836	96,820
Prepaid and other assets	15,717	14,821
Total current assets	364,545	350,907
Net property, plant and equipment	18,575	18,874
Intangibles, net	29,169	29,943
Other assets	31,694	18,316
Total assets	$443,983	$418,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$24,501	$30,681
Other current liabilities	20,681	14,310
Total current liabilities	45,182	44,991
Other non-current liabilities	21,301	11,161
Total liabilities	66,483	56,152
Stockholders’ equity	377,500	361,888
Total liabilities and stockholders’ equity	$443,983	$418,040

(Financial tables to follow)

RUDOLPH TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Revenue	$61,511	$60,892	$77,476	$122,403	$150,572
Cost of revenue	29,600	28,873	35,740	58,473	66,415
Gross profit	31,911	32,019	41,736	63,930	84,157
Operating expenses:
Research and development	13,056	12,718	12,733	25,774	24,516
Selling, general and administrative	13,050	11,306	11,946	24,356	24,739
Amortization	387	387	383	774	763
Total operating expenses	26,493	24,411	25,062	50,904	50,018
Operating income	5,418	7,608	16,674	13,026	34,139
Interest income, net	(860)	(806)	(476)	(1,666)	(867)
Other expense (income), net	157	(381)	(140)	(224)	42
Income before income taxes	6,121	8,795	17,290	14,916	34,964
Provision for income taxes	595	1,219	2,593	1,814	5,137
Net income	$5,526	$7,576	$14,697	$13,102	$29,827
Earnings per share:
Basic	$0.18	$0.25	$0.46	$0.42	$0.94
Diluted	$0.18	$0.24	$0.45	$0.42	$0.92
Weighted average shares outstanding:
Basic	31,126	30,916	31,859	31,058	31,760
Diluted	31,398	31,266	32,437	31,369	32,377

(Financial tables to follow)

RUDOLPH TECHNOLOGIES, INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue	$61,511	$60,892	$77,476	$122,403	$150,572
Gross profit	$31,972	$32,082	$41,851	$64,054	$84,333
Gross margin as percentage of revenue	52.0%	52.7%	54.0%	52.3%	56.0%
Operating expenses	$22,030	$21,924	$22,713	$43,954	$45,843
Operating income	$9,942	$10,158	$19,138	$20,100	$38,490
Operating margin as a percentage of revenue	16.2%	16.7%	24.7%	16.4%	25.6%
Net income	$8,987	$9,551	$16,552	$18,538	$32,898
Net income per diluted share	$0.29	$0.31	$0.51	$0.59	$1.02

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
U.S. GAAP gross profit	$31,911	$32,019	$41,736	$63,930	$84,157
Pre-tax non-GAAP items:
Share-based compensation expense	61	63	115	124	176
Non-GAAP gross profit	$31,972	$32,082	$41,851	$64,054	$84,333
U.S. GAAP gross margin as a percentage of revenue	51.9%	52.6%	53.9%	52.2%	55.9%
Non-GAAP gross margin as a percentage of revenue	52.0%	52.7%	54.0%	52.3%	56.0%
U.S. GAAP operating expenses	$26,493	$24,411	$25,062	$50,904	$50,018
Pre-tax non-GAAP items:
Merger related expenses	2,464	—	—	2,464	—
Amortization of intangibles	387	387	383	774	763
Share-based compensation expense	1,612	2,100	1,966	3,712	3,412
Non-GAAP operating expenses	22,030	21,924	22,713	43,954	45,843
Non-GAAP operating income	$9,942	$10,158	$19,138	$20,100	$38,490
GAAP operating margin as a percentage of revenue	8.8%	12.5%	21.5%	10.6%	22.7%
Non-GAAP operating margin as a percentage of revenue	16.2%	16.7%	24.7%	16.4%	25.6%

(Financial table to follow)

RUDOLPH TECHNOLOGIES, INC.

RECONCILIATION OF U.S. GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
U.S. GAAP net income	$5,526	$7,576	$14,697	$13,102	$29,827
Pre-tax non-GAAP items
Merger related expenses	2,464	—	—	2,464	—
Amortization of intangibles	387	387	383	774	763
Share-based compensation expense	1,673	2,163	2,081	3,836	3,588
Net tax benefit adjustments	(1,063)	(575)	(609)	(1,638)	(1,280)
Non-GAAP net income	$8,987	$9,551	$16,552	$18,538	$32,898
Non-GAAP net income per diluted share	$0.29	$0.31	$0.51	$0.59	$1.02

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